Exhibit 10.3

FORM OF PREFERRED STOCK SUBSCRIPTION AGREEMENT

This Preferred Stock Subscription Agreement (this “Subscription Agreement”) is made and entered into by and among Movano Inc., a Delaware corporation (the “Company”) and the investors listed on the signature pages hereto (each an “Investor” and together, the “Investors”) in connection with the proposed business combination (the “Merger”) of the Company and Corvex Inc., a Delaware corporation (“Corvex”), pursuant to which, among other things, Corvex will be merged into a wholly-owned subsidiary of the Company.

In connection with the execution of a definitive agreement in connection with the Merger (the “Merger Agreement”), the Investors wish to acquire an aggregate of 3,000 shares of the Company’s Series A Convertible Preferred Stock, par value $0.0001 per share (the “Preferred Shares”), representing an aggregate of $3,000,000 of shares of the Company’s common stock, par value $0.0001 per share (the “common stock”), at the Conversion Price (as defined below), having the designation, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions as specified in the Certificate of Designations attached hereto as Exhibit A (the “Certificate of Designations”). The Preferred Shares shall be automatically converted into shares of common stock (the “Conversion Shares”) at a conversion price of $5.50 per share, subject to adjustment (the “Conversion Price”), upon the closing of the Merger (the “Merger Closing”), unless earlier converted or redeemed in accordance with the terms of the Certificate of Designations. The aggregate purchase price and the number of Conversion Shares for which each Investor is subscribing is set forth on Schedule I hereto.

In connection therewith, and in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, set forth herein, and intending to be legally bound hereby, each Investor and the Company acknowledges and agrees as follows:

1. Subscription.

(a) Each Investor hereby subscribes for and agrees to purchase, and the Company hereby agrees to issue and sell to each Investor, the Preferred Shares on the terms and subject to the conditions provided for herein. In the event of the termination of this Subscription Agreement in accordance with the terms hereof, this Subscription Agreement shall have no further force or effect; provided that, upon termination of this Subscription Agreement following the closing of the purchase and sale of the Preferred Shares (the “Preferred Closing”), the terms, provisions and obligations of and under the Certificate of Designations shall continue in full force and effect and shall survive termination of this Subscription Agreement. On or prior to the Preferred Closing, each Investor shall deliver or cause to be delivered to the Company the aggregate purchase price to be paid by such Investor for the Preferred Shares for which it is subscribing hereunder as set forth in Schedule I (the “Subscription Amount”). The Investors shall pay the Subscription Amount by wire transfer of United States dollars in immediately available funds to the account(s) specified by the Company. Upon the Merger Closing, unless paid in full in cash or earlier converted in accordance with the terms of the Certificate of Designations, the Company shall issue to each Investor the number of Conversion Shares issuable to such Investor in book entry form in the name of such Investor (or its nominee or custodian in accordance with its delivery instructions) on the Company’s share register, free and clear of any liens or other restrictions (other than those arising under this Subscription Agreement or applicable securities laws), which issuance will be in full and complete satisfaction of the Company’s obligations under the Certificate of Designations and shall completely and immediately extinguish any obligations thereunder. As promptly as practicable, upon request of any Investor, the Company shall provide such Investor with updated book-entry statements from the Company’s transfer agent.

(b) The Company shall not issue the Conversion Shares upon conversion of the Preferred Shares, as well as any shares of common stock issued in separate transactions that may be aggregated with the transactions contemplated hereby pursuant to Nasdaq rules, to any Investor if it would cause the Investor to beneficially hold in excess of 19.99% of the Company’s outstanding shares of common stock, except in accordance with Nasdaq rules.

2. Closing Conditions.

(a) The obligation of the parties hereto to consummate the purchase and sale of the Preferred Shares pursuant to this Subscription Agreement is subject to the satisfaction or waiver in writing by each party of the following condition as of the Preferred Closing:

(i) no applicable court or governmental authority shall have enacted, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and has the effect of making consummation of the transactions contemplated hereby illegal or otherwise restraining or prohibiting consummation of the transactions contemplated hereby.

(ii) the Company shall have filed the Certificate of Designations with the Secretary of State of the State of Delaware, and the Certificate of Designation shall continue to be in full force and effect as of the Preferred Closing.

(b) The obligation of the Company to consummate the issuance and sale of the Preferred Shares pursuant to this Subscription Agreement shall be subject to the satisfaction or waiver in writing by the Company of the following conditions:

(i) all representations and warranties of the Investors contained in this Subscription Agreement are true and correct in all respects (other than representations and warranties that are qualified as to materiality or Material Adverse Effect) as of the Preferred Closing (unless any representation or warranty is expressed to be given as at another date or dates, in which case, the Investors make such representation and give such warranty as of that date or those dates); and

(ii) the Investors shall have performed, satisfied and complied with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with prior to or as of the Preferred Closing, except where the failure of such performance, satisfaction or compliance would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of the Company to consummate the Preferred Closing.

(c) The conversion of the Preferred Shares into the Conversion Shares shall be subject to the satisfaction or waiver in writing by the Investors of the following conditions:

(i) all representations and warranties of the Company contained in this Subscription Agreement shall be true and correct in all respects (other than representations and warranties that are qualified as to materiality or Material Adverse Effect) as of the Preferred Closing (unless any representation or warranty is expressed to be given as at another date or dates, in which case, the Company makes that representation and gives that warranty as of that date or those dates);

(ii) the Company shall have performed, satisfied and complied with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with prior to or as of the Preferred Closing, except where the failure of such performance, satisfaction or compliance would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of the Company to consummate the Preferred Closing;

(iii) no amendment, modification or waiver of the Merger Agreement (as in effect as of the Preferred Closing) shall have occurred that would reasonably be expected to materially and adversely affect the economic benefits that the Investors would reasonably expect to receive under this Subscription Agreement without having received the Investors’ prior written consent;

(iv) the Company shall (i) prepare and submit to Nasdaq a notification form for notifying Nasdaq of the changes in the name of the Company prior to the time as of which the Merger becomes effective pursuant to the Merger Agreement (the “Effective Time”) (ii) be able to satisfy any applicable initial and continuing listing requirements of Nasdaq, as applicable, immediately following the Effective Time, (iii) not have received any notice of non-compliance therewith that has not been cured or would not be cured at or immediately following the Effective Time and (iv) the Conversion Shares shall have been approved for listing on Nasdaq, subject only to official notice of issuance thereof.

The satisfaction or waiver of any conditions set forth in Section 2(a), Section 2(b) and Section 2(c) shall be deemed to have occurred upon the Preferred Closing.

3. Further Assurances. As of the Preferred Closing, the parties hereto shall execute and deliver such additional documents and take such additional actions as the parties may reasonably deem to be practical and necessary in order to consummate the transactions contemplated by this Subscription Agreement. In furtherance of the foregoing, each Investor shall deliver to the Company any information that is reasonably requested by such Investor in order for the Company to issue the Conversion Shares, including, without limitation, the legal name of such Investor in whose name such Conversion Shares are to be issued and a duly executed Internal Revenue Service Form W-9 or W-8, as applicable.

4. The Company’s Representations and Warranties. The Company represents and warrants to the Investors and to Chardan Capital Markets LLC (the “Placement Agent”), as of the Preferred Closing (unless any representation or warranty is expressed to be given as at another date or dates, in which case, the Company makes that representation and gives that warranty as of that date or those dates), that:

(a) The Company has been duly incorporated, is validly existing and is in good standing under the laws of the State of Delaware, with corporate power and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement.

(b) This Subscription Agreement has been duly authorized, executed and delivered by the Company and, assuming that this Subscription Agreement constitutes the valid and binding agreement of the Investors, this Subscription Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.

(c) The execution and delivery of this Subscription Agreement by the Company, the issuance and sale of the Preferred Shares, the compliance by the Company with all of the provisions of this Subscription Agreement and the consummation of the transactions contemplated herein will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Company or any of its subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound, or to which any of the property or assets of the Company is subject, which has not been waived or that would reasonably be expected, individually or in the aggregate, to have a material adverse effect on the business, financial condition or results of operations of the Company and its subsidiaries, taken as a whole, or materially and adversely affect (A) the ability of the Company to consummate the Merger, (B) the validity of the Preferred Shares, or (C) the legal authority of the Company to comply in all material respects with the terms of this Subscription Agreement (each, a “Material Adverse Effect”), (ii) result in any violation of the provisions of the organizational documents of the Company, or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Company or any of its properties that would reasonably be expected to have a Material Adverse Effect.

(d) The Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization or other person in connection with the execution, delivery and performance of this Subscription Agreement (including, without limitation, the issuance of the Preferred Shares), other than (i) notice filings required by applicable state securities laws, (ii) the filing of the Registration Statement and Resale Registration Statement, (iii) the filing of the Certificate of Designations pursuant to Section 2(a)(ii), (iv) those required by Nasdaq, including with respect to obtaining stockholder approval, (v) those required to consummate the Merger as provided under the Merger Agreement and (vi) those, the failure of which to obtain, would not have, and would not be reasonably expected to have, a Material Adverse Effect. Assuming the accuracy of the Investors’ representations and warranties set forth in Section 5 of this Subscription Agreement, no registration under the Securities Act or any state securities (or ‘blue sky’) laws is required for the offer and sale of the Preferred Shares by the Company to the Investors.

(e) Since January 1, 2023, the Company has timely filed all of the reports, schedules, forms, statements and other documents required to be filed by the Company (collectively, the “SEC Reports”) with the Securities and Exchange Commission (the “SEC”) pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) other than the Company’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2025 and June 30, 2025. The SEC Reports, at the time they were filed with the SEC, (a) complied as to form in all material respects with the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder and (b) did not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. There are no outstanding or unresolved comments from the SEC staff with respect to the SEC Reports. To the Company’s knowledge, none of the SEC Reports are the subject of an ongoing SEC review.

(f) Except for such matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there is no (i) action, suit, claim, arbitration or other proceeding, in each case by or before any governmental authority or arbitrator, pending or, to the knowledge of the Company, threatened against the Company, or (ii) judgment, decree, injunction, ruling or order of any governmental entity or arbitrator outstanding against the Company.

(g) As of the date hereof, the Company has an authorized capitalization as set forth in the SEC Reports. The outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and are non-assessable. Except as set forth in this Subscription Agreement, the SEC Reports, or the Merger Agreement and the other agreements and arrangements referred to therein or in the Registration Statement, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from the Company any shares of common stock, preferred stock or other equity interests in the Company, or securities convertible into or exchangeable or exercisable for such equity interests and there are no securities or instruments issued by or to which the Company is a party containing anti-dilution or similar provisions that will be triggered by the issuance of the Preferred Shares or the Conversion Shares pursuant to this Subscription Agreement.

(h) The Company is in compliance with all applicable laws, except where such noncompliance would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company has not received any written communication from a governmental authority that alleges that the Company is not in compliance with or is in default or violation of any applicable law, except where such non-compliance, default or violation would not reasonably be expected to have a Material Adverse Effect.

(i) Neither the Company nor any person acting on its behalf has engaged or will engage in any form of general solicitation or general advertising in connection with any offer or sale of the Preferred Shares. Neither the Company nor any person acting on the Company’s behalf has, directly or indirectly, made any offer or sale of any security or solicitation of any offer to buy any security under circumstances that would cause the offering of the Preferred Shares pursuant to this Subscription Agreement to be integrated with prior offerings by the Company for purposes of the Securities Act or any applicable stockholder approval provisions. Neither the Company nor any person acting on the Company’s behalf has offered or sold or will offer or sell any securities, or has taken or will take any other action, which would reasonably be expected to subject the offer, issuance or sale of the Preferred Shares, as contemplated hereby, to the registration provisions of the Securities Act.

(j) The Company is not, and immediately after receipt of payment for the Preferred Shares and consummation of the Merger, will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(k) (i) There has been no action taken by the Company or, to the knowledge of the Company, any officer, director, equityholder, manager, employee, agent or representative of the Company, in each case, acting on behalf of the Company, in violation of any Anti-Corruption Laws (as herein defined), (ii) the Company has not been convicted of violating any Anti-Corruption Laws or subjected to any investigation by a governmental authority for violation of any Anti-Corruption Laws, (iii) the Company has not conducted or initiated any internal investigation or made a voluntary, directed or involuntary disclosure to any governmental authority regarding any alleged act or omission arising under or relating to any noncompliance with any Anti-Corruption Laws, and (iv) the Company has not received any written notice or citation from a governmental authority for any actual or potential noncompliance with any Anti-Corruption Laws. As used herein, “Anti-Corruption Laws” means (A) any applicable laws relating to corruption and bribery, including the U.S. Foreign Corrupt Practices Act of 1977 (as amended), the UK Bribery Act 2010, or any other applicable anti-bribery or anti-corruption law, rule or regulation of similar purposes and scope, (B) any applicable anti-money laundering laws, including, but not limited to, applicable federal, state, international, foreign or other laws or regulations regarding anti-money laundering, including, without limitation, Title 18 U.S. Code sections 1956 and 1957, the Patriot Act and the Bank Secrecy Act, all as amended, and any executive order, directive, or regulation pursuant to the authority of any of the foregoing, or any orders or licenses issued thereunder, or (C) except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, any laws with respect to import and export control and economic sanctions, including the U.S. Export Administration Regulations, the U.S. International Traffic in Arms Regulations, and economic sanctions regulations and executive orders administered by the U.S. Department of the Treasury Office of Foreign Asset Control.

(l) Other than the Merger Agreement and any other agreement contemplated by the Merger Agreement, the Company has not entered into any side letter or similar agreement with any investor in connection with such investor’s direct or indirect investment in the Company.

(m) As of the Preferred Closing, the Conversion Shares will be duly authorized and, when issued and delivered to the Investors against full payment therefor in accordance with the terms of this Subscription Agreement and the Certificate of Designations, the Conversion Shares will be validly issued, fully paid and non-assessable, free and clear of all liens or other encumbrances (other than those arising under applicable securities laws) and will not have been issued in violation of or subject to any preemptive or similar rights created under the Company’s certificate of incorporation or bylaws (each as amended as of the Preferred Closing), under the General Corporation Law of the State of Delaware, or by any contract to which the Company is a party or by which it is bound.

(n) The Shares are eligible for clearing through The Depository Trust Company (the “DTC”), through its Deposit/Withdrawal At Custodian (DWAC) system, and the Company is eligible and participating in the Direct Registration System (DRS) of DTC with respect to the Shares. The Company’s transfer agent is a participant in DTC’s Fast Automated Securities Transfer Program. The Shares are not, and have not been at any time, subject to any DTC “chill,” “freeze” or similar restriction with respect to any DTC services, including the clearing of Shares through DTC.

5. Investors’ Representations and Warranties. Each Investor represents and warrants to the Company and the Placement Agent that:

(a) Each Investor (i) is an “accredited investor” as that term is defined in Rule 501(a)(1), (a)(2), (a)(3), (a)(7), (a)(8), (a)(9), (a)(12), or (a)(13) under the Securities Act of 1933, as amended (the “Securities Act”) satisfying the applicable requirements set forth on Schedule II, (ii) is acquiring the Preferred Shares and the Conversion Shares only for its own account and not for the account of others, and (iii) is neither acquiring the Preferred Shares, nor the Conversion Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act (and shall provide the requested information set forth on Schedule II). Such Investor is neither an entity formed for the specific purpose of purchasing the Preferred Shares nor acquiring the Conversion Shares.

(b) Each Investor has been duly incorporated, is validly existing and is in good standing under the laws of the State of Delaware, with corporate power and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement.

(c) Each Investor acknowledges and agrees that the offering and sale of the Conversion Shares has not been registered under the Securities Act or any applicable state securities laws and is being made in reliance upon federal and state exemptions for transactions not involving a public offering which depend upon, among other things, the bona fide nature of the investment intent and the accuracy of such Investor’s representations as expressed herein. Each Investor understands that the Conversion Shares will be characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a private placement under Section 4(a)(2) of the Securities Act and that under such laws and applicable regulations such Conversion Shares may be resold without registration under the Securities Act only in certain limited circumstances. Each Investor acknowledges and agrees that any certificates representing the Preferred Shares or Conversion Shares shall contain a restrictive legend to such effect (provided, that such legend shall be subject to removal in accordance with Section 6(a)).

(d) Each Investor has the capacity to protect its own interests in connection with the transactions contemplated by this Subscription Agreement and is capable of evaluating the merits and risks of the investment in the Conversion Shares. Each Investor is able to bear the economic risk of an investment in the Conversion Shares and is able to sustain a loss of all of its investment in the Conversion Shares without economic hardship, if such a loss should occur. Each Investor has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment contemplated hereby.

(e) Each Investor acknowledges and agrees that it is acquiring the Conversion Shares for its own account for investment and not with a view towards distribution in a manner which would violate the Securities Act or any applicable state or other securities laws. Each Investor is not party to any agreement providing for or contemplating the distribution of any of the Conversion Shares.

(f) Each Investor acknowledges and agrees that such Investor is purchasing the Preferred Shares directly from the Company. The Preferred Shares were offered to such Investor solely by direct contact between such Investor and the Company, the Placement Agent and/or their respective affiliates. Each Investor is not purchasing the Preferred Shares as a result of any advertisement, article, notice or other communication regarding the Preferred Shares published in any newspaper, magazine or similar media or broadcast over television, radio or the internet or presented at any seminar or any other general solicitation or general advertisement, including any of the methods described in Section 502(c) of Regulation D under the Securities Act. The purchase of the Preferred Shares has not been solicited by or through anyone other than the Company or, on the Company’s behalf, the Placement Agent. None of the Company, the Placement Agent and/or its respective affiliates acted as investment advisor, broker or dealer to such Investor. The Investor hereby acknowledges and agrees that (a) the Placement Agent is acting solely as the agent of the Company in this placement of the Preferred Shares and is not acting as underwriter or in any other capacity and is not and shall not be construed as fiduciary for the Investor, the Company, or any other person or entity in connection with this placement of the Preferred Shares, and (b) the Placement Agent will have no responsibility with respect to (i) any representations, warranties or agreements made by any person or entity under or in connection with the transactions contemplated by this Agreement or any of the documents furnished pursuant thereto or in connection therewith, or the execution, legality, validity or enforceability (with respect to any person) thereof, or (ii) the business, affairs, financial condition, operations, properties or prospects of, or any other matter concerning the Company, or the transactions contemplated by this Agreement. No disclosure or offering document has been prepared by the Placement Agent or any of its Affiliates in connection with the offer and sale of the Preferred Shares. Each Investor understands that an investment in the Shares bears significant risk and represents that it has had the opportunity to review the SEC Reports (as defined below), which serve to qualify certain of the Company representations set forth below.

(g) Each Investor’s acquisition and holding of the Preferred Shares and the Conversion Shares will not constitute or result in a non-exempt prohibited transaction under Section 406 of the Employee Retirement Income Security Act of 1974, as amended, Section 4975 of the Internal Revenue Code of 1986, as amended, or any applicable similar law.

(h) Each Investor acknowledges and agrees that such Investor has received such information as such Investor deems necessary in order to make an investment decision with respect to the Preferred Shares and the Conversion Shares, including with respect to the Merger and the business of the Company. Without limiting the generality of the foregoing, each Investor acknowledges that he, she or it has had the opportunity to review the SEC Reports (as defined below). Each Investor acknowledges and agrees that such Investor and its professional advisor(s), if any, have had the opportunity to ask such questions, receive such answers and obtain such information as such Investor and its professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Preferred Shares and the Conversion Shares.

(i) Each Investor has been given access to Company documents, records, and other information, and has had adequate opportunity to ask questions of, and receive answers from, the Company’s officers, employees, agents, accountants and representatives concerning the Company’s business, operations, financial condition, assets, liabilities and all other matters relevant to its investment in the Preferred Shares and the Conversion Shares. Each Investor is relying exclusively on its own investment analysis and due diligence (including professional advice it deems appropriate) with respect to the execution, delivery and performance of this Subscription Agreement, the Certificate of Designations, the Preferred Shares and the Conversion Shares and the business, condition (financial and otherwise), management, operations, properties and prospects of the Company, including but not limited to all business, legal, regulatory, accounting, credit and tax matters. Each Investor further acknowledges that there have not been and such Investor hereby agrees that it is not relying on and has not relied on, any statements, representations, warranties, covenants or agreements made to such Investor by or on behalf of the Company or any of its affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing or any other person or entity, expressly or by implication, other than those representations, warranties and covenants of the Company expressly set forth in this Subscription Agreement. Each Investor understands that an investment in the Preferred Shares and the Conversion Shares bears significant risk and represents that it has had the opportunity to review the SEC Reports, which serve to qualify certain of the Company representations and warranties set forth in this Subscription Agreement.

(j) This Subscription Agreement has been duly authorized, executed and delivered by each Investor and, assuming that this Subscription Agreement constitutes the valid and binding agreement of the Company, this Subscription Agreement constitutes a legal, valid and binding obligation of such Investor, enforceable against such Investor in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.

(k) The execution and delivery of this Subscription Agreement by each Investor and the consummation of the transactions contemplated herein will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of such Investor or any of its subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which such Investor is a party or by which such Investor is bound, or to which any of the property or assets of such Investor is subject, that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (ii) result in any violation of the provisions of the organizational documents of such Investor, or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over such Investor or any of its properties that would reasonably be expected to have a Material Adverse Effect.

(l) There has been no action taken by any Investor or, to the knowledge of such Investor, any officer, director, equityholder, manager, employee, agent or representative of such Investor, in each case, acting on behalf of such Investor, in violation of any Anti-Corruption Laws, (ii) such Investor has not been convicted of violating any Anti-Corruption Laws or subjected to any investigation by a governmental authority for violation of any Anti-Corruption Laws, (iii) such Investor has not conducted or initiated any internal investigation or made a voluntary, directed or involuntary disclosure to any governmental authority regarding any alleged act or omission arising under or relating to any noncompliance with any Anti-Corruption Laws, and (iv) such Investor has not received any written notice or citation from a governmental authority for any actual or potential noncompliance with any Anti-Corruption Laws.

(m) Between the time each Investor learned about the offering contemplated by this Subscription Agreement and the public announcement of the offering, such Investor has not engaged in any short sales (as defined in Rule 200 of Regulation SHO under the Exchange Act (“Short Sales”)) or similar transactions with respect to the common stock or any securities exchangeable or convertible for common stock, nor has such Investor, directly or indirectly, caused any Person to engage in any Short Sales or similar transactions with respect to the common stock.

(p) Except the Placement Agent, no broker, finder, commission agent, placement agent or arranger has been engaged in connection with the sale of the Preferred Shares.

(q) The Company acknowledges that the Placement Agent and each Investor will rely upon the truth and accuracy of, and the Company’s compliance with, the representations, warranties, agreements, acknowledgements and understandings of the Company set forth in this Agreement.

6. Registration Rights.

(a) The Company shall, on or prior to the later of (A) 30 calendar days following the Preferred Closing and (B) 10 calendar days following receipt by the Company of the financial statements of Corvex Inc. that will be required to be included therein (the “Filing Date”), prepare and file with the SEC a Registration Statement on Form S-1 (or, if Form S-3 is then available to the Company, on Form S-3) for the resale of the Conversion Shares pursuant to an offering to be made on a continuous basis pursuant to Rule 415 under the Securities Act (the “Resale Registration Statement”), (ii) use its commercially reasonable efforts to have the Resale Registration Statement declared effective by the SEC as soon as practicable after the filing thereof, but in no event later than the thirtieth (30th) calendar day following the Filing Date for such Resale Registration Statement (or, if earlier than such filing date, the Filing Deadline) (or, in the event the SEC reviews and has written comments to the Resale Registration Statement, the sixtieth (60th) calendar day following such Filing Date (or, if earlier than such filing date, the Filing Deadline)); provided, however, that if the Company is notified by the SEC (either orally or in writing, whichever is earlier) that the Resale Registration Statement will not be reviewed or is no longer subject to further review and comments, the Effectiveness Deadline as to such Resale Registration Statement shall be the fifth (5th) Business Day following the date on which the Company is so notified if such date precedes the dates otherwise required above; provided, further, that if the SEC is closed for operations due to a government shutdown, the Effectiveness Deadline shall be extended by the same amount of days that the SEC remains closed for operations (the “Effectiveness Deadline”); and (iii) maintain the effectiveness of the Resale Registration Statement under the Securities Act until the earlier of (A) such time as all of the Conversion Shares covered by such Resale Registration Statement have been publicly sold by the Investors or (B) the date that all Conversion Shares covered by such Resale Registration Statement may be sold pursuant to Rule 144. “Business Day” means any day other than Saturday, Sunday, any day which is a federal legal holiday in the United States or other day on which commercial banks in New York are authorized or required by law to remain closed.

(b) On no more than three (3) occasions and for not more than a total of thirty (30) consecutive days each or a total of not more than ninety (90) days, in each case, in any twelve (12) month period, the Company may suspend the use of any prospectus included in any Resale Registration Statement contemplated by this Section 6 in the event that the Company determines, in good faith and upon the advice of legal counsel, that such suspension is necessary to (A) delay the disclosure of material non-public information concerning the Company, which the Company has a bona fide business purpose for keeping confidential and the non-disclosure of which in the Resale Registration Statement would be expected, in the reasonable determination of the Board, upon the advice of legal counsel, to cause the Resale Registration Statement to comply with applicable disclosure requirements or (B) amend or supplement the Resale Registration Statement or the related prospectus so that such Resale Registration Statement or prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the case of the prospectus in light of the circumstances under which they were made, not misleading (an “Allowed Delay”); provided, that the Company shall promptly (1) notify each Investor in writing of the commencement of and the reasons for an Allowed Delay, but shall not (without the prior written consent of a Investor) disclose to such Investor any material non-public information giving rise to an Allowed Delay, (2) advise the Investors in writing to cease all sales under the Resale Registration Statement until the end of the Allowed Delay and (3) use commercially reasonable efforts to terminate an Allowed Delay as promptly as reasonably practicable.

(c) If (i) the Resale Registration Statement is not filed with the SEC on or prior to the Filing Deadline, (ii) the Resale Registration Statement is not declared effective by the SEC (or otherwise does not become effective) for any reason on or prior to the Effectiveness Deadline, (iii) after its Effective Date and other than for an Allowed Delay, (A) such Resale Registration Statement ceases for any reason (including without limitation by reason of a stop order, or the Company’s failure to update the Resale Registration Statement), to remain continuously effective as to all Conversion Shares included in such Resale Registration Statement or (B) the Company suspends the use of the prospectus contained in the Resale Registration Statement, (iv) an Allowed Delay applicable to a required Resale Registration Statement exceeds the length of the Allowed Delay, (v) the Company fails to satisfy the current public information requirement pursuant to Rule 144(c)(1) (or Rule 144(i)(2), if applicable) as a result of which the Investors who are not affiliates are unable to sell the Conversion Shares without restriction under Rule 144 (or any successor thereto) and fails to cure any such failure to satisfy the requirements of Rule 144(c)(1) (or Rule 144(i)(2), if applicable) within 10 Business Days following the date upon which the Investor notifies the Company in writing that such Investor is unable to sell the Conversion Shares as a result thereof, or (vi) following the date that is one (1) year following the Merger Closing, the common stock is not listed on the NYSE American, The New York Stock Exchange, the Nasdaq Global Market, the Nasdaq Global Select Market or the Nasdaq Capital Market (each, a “National Exchange”), or trading of the common stock is suspended or halted for more than five (5) consecutive Business Days (any such failure or breach in clauses (i) through (vi) above being referred to as an “Event,” and, for purposes of clauses (i), (ii), (iii), (v) or (vi), the date on which such Event occurs, or for purposes of clause (iv) the date on which such Allowed Delay is exceeded, being referred to as an “Event Date”), then in addition to any other rights the Investors may have hereunder or under applicable law, on each such Event Date and on each monthly anniversary of each such Event Date (if the applicable Event shall not have been cured by such date) until the earlier of (1) the applicable Event is cured or (2) the Conversion Shares are eligible for resale pursuant to Rule 144 without manner of sale or volume restrictions and without the requirement for the Company to be in compliance with the current public information requirement under Rule 144(c)(1) (or Rule 144(i)(2), if applicable), the Company shall pay to each Investor an amount in cash, as partial liquidated damages and not as a penalty (“Liquidated Damages”), equal to one-half of one percent (0.5%) of the aggregate purchase price paid by such Investor pursuant to this Agreement for any impacted Conversion Shares then held by such Investor. The parties agree that (1) notwithstanding anything to the contrary herein, no Liquidated Damages shall be payable with respect to any period after the expiration of the Effectiveness Period (it being understood that this sentence shall not relieve the Company of any Liquidated Damages accruing prior to the Effectiveness Deadline) and in no event shall, the aggregate amount of Liquidated Damages payable to an Investor exceed, in the aggregate, five percent (5.0%) of the aggregate purchase price paid by such Investor pursuant to this Agreement and (2) in no event shall the Company be liable in any thirty (30) day period for Liquidated Damages under this Agreement in excess of one-half of one percent (0.5%) of the aggregate purchase price paid by the Investors pursuant to this Agreement. If the Company fails to pay any Liquidated Damages pursuant to this Section 6(c) in full within ten (10) Business Days after the date payable, the Company will pay interest thereon at a rate of one-half of one percent (0.5%) per month (or such lesser maximum amount that is permitted to be paid by applicable law) to the Investors, accruing daily from the date such Liquidated Damages are due until such amounts, plus all such interest thereon, are paid in full, subject to the cap in the foregoing sentence. The Liquidated Damages pursuant to the terms hereof shall apply on a daily pro-rata basis for any portion of a month prior to the cure of an Event, except in the case of the first Event Date. The Company shall not be liable for Liquidated Damages under this Agreement as to any Conversion Shares which are not permitted by the SEC to be included in a Resale Registration Statement due solely to SEC Guidance from the time that it is determined that such Conversion Shares are not permitted to be registered until such time that a registration statement is filed to register for resale those Conversion Shares that were not registered for resale on the Resale Registration Statement, in which case the provisions of this Section 6(c) shall once again apply, if applicable. In such case, the Liquidated Damages shall be calculated to only apply to the percentage of Conversion Shares which are permitted in accordance with SEC Guidance to be included in such Resale Registration Statement. The Effectiveness Deadline for a Resale Registration Statement shall be extended without default or Liquidated Damages hereunder in the event that the Company’s failure to obtain the effectiveness of such Resale Registration Statement on a timely basis results from the failure of an Investor to timely provide the Company with information requested by the Company and necessary to complete the Resale Registration Statement in accordance with the requirements of the Securities Act (in which the Effectiveness Deadline would be extended with respect to Conversion Shares held by such Investor).

(d) The Company will indemnify and hold harmless each Investor and its officers, directors, members, employees, advisors and agents, successors and assigns, and each other person, if any, who controls such Investor within the meaning of the Securities Act, against any losses, claims, damages, liabilities and reasonable and documented out-of-pocket expenses (including reasonable and documented out-of-pocket attorney fees) (or actions in respect thereof), joint or several, to which any of them may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages, liabilities or reasonable and documented out-of-pocket expenses (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any Resale Registration Statement, any preliminary prospectus or final prospectus, or any amendment or supplement thereof or any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading; provided, however, that the Company will not be liable in any such case if and only to the extent that any such loss, claim, damage, liability or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by such Investor or any such controlling person in writing specifically for use in such Resale Registration Statement or any prospectus.

7. [Reserved]

8. Termination. This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earliest to occur of: (a) upon the mutual written agreement of the Company and Corvex to terminate that certain non-binding letter of intent, dated October 13, 2025, (b) upon the mutual written agreement of each of the parties hereto to terminate this Subscription Agreement, (c) failure to enter into the Merger Agreement (or other definitive agreement related to the Merger) by November 30, 2025, (d) such date and time as the Merger Agreement is terminated in accordance with its terms, (e) if any of the conditions of the Merger Closing have not been satisfied as of the time required in the Merger Agreement to be so satisfied or waived by the party entitled to grant such waiver, or (f) the Merger Closing has not occurred by nine (9) months from the date that the Merger Agreement is executed (each, a “Termination Event”); provided, however, that (i) Section 8 and Section 9 shall survive the termination of this Subscription Agreement and shall remain in full force and effect, and (ii) the termination of this Subscription Agreement shall not relieve any party to this Subscription Agreement of any liability for common law fraud or for any Willful Breach of any representation, warranty, covenant, obligation or other provision contained in this Subscription Agreement. “Willful Breach” means a deliberate act or deliberate failure to act, taken with the actual knowledge that such act or failure to act would result in or constitute a material breach of this Subscription Agreement. For the avoidance of doubt, upon termination of this Subscription Agreement following the Closing, the terms, provisions and obligations of and under the Certificate of Designations shall, to the extent applicable, continue in full force and effect and shall survive termination of this Subscription Agreement.

9. Miscellaneous.

(a) Neither this Subscription Agreement nor any rights that may accrue to any Investor hereunder (other than the Preferred Shares and the Conversion Shares, if any) may be transferred or assigned, other than an assignment to an affiliate of such Investor or any fund or account managed by the same investment manager as such Investor or an affiliate thereof.

(b) The Company may request from each Investor such additional information as the Company may deem necessary to register the resale of the Conversion Shares and evaluate the eligibility of such Investor to acquire the Conversion Shares, and such Investor shall promptly provide such information as may reasonably be requested; provided, that the Company agrees to keep any such information provided by such Investor confidential, except (i) as required by the federal securities laws, rules or regulations, and (ii) to the extent such disclosure is required by other laws, rules or regulations, at the request of the staff of the SEC or another regulatory agency or under the regulations of Nasdaq. Each Investor acknowledges that the Company may file a copy of this Subscription Agreement with the SEC as an exhibit to a current or periodic report or a registration statement of the Company.

(c) The Company and each Investor are each entitled to rely upon this Subscription Agreement and each is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby; provided, however, that the foregoing clause of this Section 9(d) of this Subscription Agreement shall not give the Company any rights other than those expressly set forth herein.

(d) All of the representations and warranties made by each party hereto in this Subscription Agreement shall survive the Preferred Closing until the expiration of any applicable statute of limitations. Prior to the Preferred Closing, each Investor and the Company agree to promptly notify the other, as applicable, if any of their representations and warranties set forth herein are no longer accurate in any material respects (other than representations and warranties that are qualified as to materiality or Material Adverse Effect).

(e) This Subscription Agreement may not be modified, waived or terminated (other than pursuant to the terms of Section 8 of this Subscription Agreement) except by an instrument in writing, signed by each of the parties hereto. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or remedy, or any abandonment or discontinuance of steps to enforce such right or remedy, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.

(f) This Subscription Agreement (including the Schedules and Exhibits hereto), constitutes the entire agreement, and supersedes all other prior agreements, understandings, undertaking, arrangements, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof. The Placement Agent shall be the third-party beneficiary of the representations and warranties of the Company in Section 4 and the representations and warranties of the Investors in Section 5. Except with respect to the persons specifically referenced herein, this Subscription Agreement shall not confer any rights or remedies upon any person other than the parties hereto, and their respective heirs, executors, administrators, successors, legal representatives and permitted assigns, and the parties hereto acknowledge that such persons so referenced are third party beneficiaries of this Subscription Agreement for the purposes of, and to the extent of, the rights granted to them, if any, pursuant to the applicable provisions.

(g) Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.

(h) If any provision of this Subscription Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

(i) This Subscription Agreement may be executed in one or more counterparts (including by facsimile or electronic mail or in .pdf) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.

(j) The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties may be entitled to an injunction or injunctions to prevent breaches of this Subscription Agreement, without posting a bond or undertaking and without proof of damages, to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise. The parties acknowledge and agree that this Section 9(j) of this Subscription Agreement is an integral part of the transactions contemplated hereby and without these rights, the parties hereto would not have entered into this Subscription Agreement.

(k) This Subscription Agreement shall be governed by and construed in accordance with the laws of the State of New York (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof) as to all matters (including any action, suit, litigation, arbitration, mediation, claim, charge, complaint, inquiry, proceeding, hearing, audit, investigation or review by or before any governmental entity related hereto), including matters of validity, construction, effect, performance and remedies.

(l) The Conversion Shares have been duly and validly authorized and reserved for issuance and, upon issuance pursuant to the terms of the Certificate of Designations, will be duly and validly issued, fully paid and non-assessable and will be issued free and clear of any liens or other restrictions (other than those as provided in this Subscription Agreement or the Certificate of Designations or restrictions on transfer under applicable state and federal securities laws) and the holder of the Conversion Shares shall be entitled to all rights accorded to a holder of the Company’s common stock.

(m) THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND THE SUPREME COURT OF THE STATE OF NEW YORK SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS SUBSCRIPTION AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS SUBSCRIPTION AGREEMENT AND IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY RELATED ACTION, SUIT OR PROCEEDING, THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS SUBSCRIPTION AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED BY SUCH A NEW YORK STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN ANY SUCH MANNER AS MAY BE PERMITTED BY LAW OR USING THE DETAILS SET FORTH IN SECTION 18 OF THIS SUBSCRIPTION AGREEMENT SHALL BE VALID AND SUFFICIENT SERVICE THEREOF. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS SUBSCRIPTION AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY, AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS SUBSCRIPTION AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9(M) OF THIS SUBSCRIPTION AGREEMENT.

10. Investor Non-Reliance and Exculpation. Each Investor acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation, other than the statements, representations and warranties of the Company expressly contained in Section 4 of this Subscription Agreement in making its investment or decision to invest in the Preferred Shares or the Conversion Shares. Each Investor acknowledges and, to the maximum extent permitted by law, agrees that no party to the Merger Agreement other than the Company (solely pursuant to the terms and conditions set forth herein) or any Non-Party Affiliate, shall have any liability to such Investor pursuant to, arising out of or relating to this Subscription Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby, including, without limitation, with respect to any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the sale and purchase of the Preferred Shares and the Conversion Shares, or with respect to any claim (whether in tort, contract or otherwise) for breach of this Subscription Agreement or the Certificate of Designations or in respect of any written or oral representations made or alleged to be made in connection herewith or as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished by the Company or any Non-Party Affiliate concerning the Company, any of its respective controlled affiliates, this Subscription Agreement, the Certificate of Designations or the transactions contemplated hereby or thereby. For purposes of this Section 10 of this Subscription Agreement, “Non-Party Affiliate” means former, current or future officers, directors, employees, partners, members, managers, direct or indirect equity holders or affiliates of the Company or any the Company’s controlled affiliates or any family member of the foregoing.

11. Placement Agent Exculpation. Each party hereto agrees, for the express benefit of the Placement Agent, its affiliates and representatives, that, in connection with this Agreement and the transactions contemplated thereby:

(a) None of the Placement Agent or any of its affiliates or any of its representatives (i) shall be liable for any improper payment made in accordance with the information provided by the Company; (ii) make any representation or warranty, or has any responsibilities as to the validity, accuracy, value or genuineness of any information, certificates or documentation delivered by or on behalf of the Company pursuant to this Subscription Agreement or the Certificate of Designations or in connection with any of the transactions contemplated thereby, including any offering or marketing materials; or (iii) shall be liable (x) for any action taken, suffered or omitted by any of them in good faith and reasonably believed to be authorized or within the discretion or rights or powers conferred upon them by this Subscription Agreement or the Certificate of Designations or (y) for anything which any of them may do or refrain from doing in connection with this Subscription Agreement or the Certificate of Designations, except for such party’s own gross negligence, willful misconduct or bad faith.

(b) The Placement Agent, its affiliates and representatives shall be entitled to rely on, and shall be protected in acting upon, any certificate, instrument, opinion, notice, letter or any other document or security delivered to any of them by or on behalf of the Company.

(c) The Company and the Investors each acknowledge that the Placement Agent will rely upon the truth and accuracy of, and the Company’s and Investors’ compliance with, the representations, warranties, agreements, acknowledgements and understandings of the Company and the Investors, respectively, set forth in this Agreement.

12. No Liability. Each Investor agrees that the Placement Agent shall not be liable to it (including in contract, tort, under federal or state securities laws or otherwise) for any action heretofore or hereafter taken or omitted to be taken by any of them in good faith in connection with the transactions contemplated by this Subscription Agreement and the purchase and sale of the Preferred Shares and Conversion Shares hereunder. On behalf of each Investor and its affiliates, the Investors release the Placement Agent in respect of any and all losses, claims, damages, liabilities, costs (including, without limitation, reasonable attorneys’ fees) or expenses related to the transactions contemplated by this Subscription Agreement and the purchase and sale of the Preferred Shares and Conversion Shares hereunder. Each Investor agrees not to commence any litigation or bring any claim against the Placement Agent in any court or any other forum which relates to, may arise out of, or is in connection with, the transactions contemplated by this Subscription Agreement and the purchase and sale of the Preferred Shares and Conversion Shares hereunder. This undertaking is given freely and after obtaining independent legal advice, except for such party’s own gross negligence, willful misconduct or bad faith. The Company has not relied upon, and each Investor has not relied upon, the Placement Agent or legal counsel for the Placement Agent for any legal, tax or accounting advice in connection with the offering and sale of the Preferred Shares or the Conversion Shares.

13. Disclosure. The Company shall disclose in the Resale Registration Statement (to the extent not previously disclosed) any material nonpublic information within the meaning of the federal securities laws that the Company, Corvex or their respective officers, directors, employees, agents or any other Person, including the Placement Agent, acting at their direction or on their behalf, has provided to the Investors in connection with the transactions contemplated by this Subscription Agreement or the Merger Agreement and remains material to an investment in the Preferred Shares. The Company represents and warrants that, from and after the filing date of the Resale Registration Statement, no Investor shall be in possession of any material nonpublic information received from the Company, Corvex or their respective officers, directors, employees, agents, or any other Person, including the Placement Agent, acting at their direction or on their behalf, that remains material to an investment in the Preferred Shares. Subject to the foregoing, and other than the Registration Statement, the SEC Reports, any other filings required under the Exchange Act and any press releases issued in connection with the transactions contemplated by this Subscription Agreement or the Merger Agreement, neither the Company nor any Investor shall issue any press releases or any other public statements with respect to the transactions contemplated hereby. Notwithstanding the foregoing, and unless otherwise agreed to in writing by the Company and such Investor, the Company shall not publicly disclose the name of such Investor or an affiliate of such Investor, or include the name of such Investor or an affiliate of such Investor in any press release or any filing with the SEC or any regulatory agency or Nasdaq, without the prior written consent of such Investor (not to be unreasonably withheld, conditioned or delayed), except to the extent such disclosure is required by law, at the request of the staff of the SEC or regulatory agency or under the regulations of Nasdaq, provided that the Company shall use commercially reasonable efforts to provide such Investor with prior written notice of and a reasonable opportunity to review such legally required disclosure.

14. Several Obligations. As applicable, for ease of administration, this single Subscription Agreement may be executed so as to enable each Investor identified on the signature page to enter into a Subscription Agreement, severally, but not jointly. The parties agree that (i) the Subscription Agreement shall be treated as if it were a separate agreement with respect to each Investor listed on the signature page, as if such Investor had executed a separate Subscription Agreement naming only itself as subscriber, and (ii) each Investor listed on the signature page shall not have any liability under the Subscription Agreement for the obligations of any other Investor so listed. In addition, the obligations of each Investor under this Subscription Agreement are several and not joint with the obligations of any other Investor under this Subscription Agreement, and each Investor shall not be responsible in any way for the performance of the obligations of any other Investor under this Subscription Agreement. Nothing contained in this Subscription Agreement, and no action taken by the Investors shall be deemed to constitute an association, a joint venture or any other kind of entity, or create a presumption that the Investors are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Subscription Agreement. Each Investor shall be entitled to independently protect and enforce its rights, including the rights arising out of this Subscription Agreement, and it shall not be necessary for any Investor to be joined as an additional party in any proceeding for such purpose.

15. Amendments. Neither this Subscription Agreement nor the Certificate of Designations may be amended, modified or waived except by an instrument in writing, signed by each of the parties hereto.

16. Information. Each Investor will promptly provide any information reasonably requested by the Company for any regulatory application or filing made or approval sought in connection with the Merger (including filings with the SEC).

17. Expenses. Each party shall pay all of its own expenses in connection with the negotiation, preparation and execution of this Subscription Agreement and the consummation of the transactions contemplated herein and in the Certificate of Designations.

18. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by facsimile (having obtained electronic delivery confirmation thereof), e-mail (having obtained electronic delivery confirmation thereof) or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other parties as follows:

(a) If to the Company:

Movano Inc.

6800 Koll Center Parkway, Suite 160
Pleasanton, California 94566
Attention: J. Cogan
Email: [***]

with a copy (which shall not constitute notice) to:

K&L Gates LLP

300 South Tryon Street, Suite 1000

Charlotte, North Carolina 2820

Attention: Mark Busch and Patrick Rogers

Email: mark.busch@klgates.com; patrick.rogers@klgates.com

(b) If to an Investor:

To the address set forth in Schedule I.

or to such other address as the party to whom notice is given may have previously furnished to the other party in writing.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date set forth below.

INVESTOR

By:
Name:
Title:

Date: November 6, 2025

IN WITNESS WHEREOF, the Company has accepted this Subscription Agreement as of the date set forth below.

MOVANO INC.

By:
Name:
Title:

Date: November 6, 2025

SCHEDULE I

SCHEDULE OF INVESTORS

Name and Address	Aggregate Purchase Price	Number of Conversion Shares

SCHEDULE II

ELIGIBILITY REPRESENTATIONS OF THE INVESTORS

A.	QUALIFIED INSTITUTIONAL BUYER STATUS

(Please check the applicable subparagraphs):

☐	We are a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act).

OR

B.	INSTITUTIONAL ACCREDITED INVESTOR STATUS

(Please check the applicable subparagraphs):

1.	☐ We are an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act or an entity in which all of the equity holders are accredited investors within the meaning of Rule 501(a) under the Securities Act), and have marked and initialed the appropriate box below indicating the provision under which we qualify as an “accredited investor.”

2.	☐ We are not a natural person.

Rule 501(a), in relevant part, states that an “accredited investor” shall mean any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. The Investor has indicated, by marking and initialing the appropriate box below, the provision(s) below which apply to the Investor and under which the Investor accordingly qualifies as an “accredited investor.”

☐ Any bank, registered broker or dealer, registered investment adviser, insurance company, registered investment company, business development company, or small business investment company;

☐ Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

☐ Any employee benefit plan, within the meaning of the Employee Retirement Income Security Act of 1974, if a bank, insurance company or registered investment adviser makes the investment decisions, or if the plan has total assets in excess of $5,000,000;

☐ Any organization described in Section 501(c)(3) of the Internal Revenue Code, corporation, similar business trust, partnership or limited liability company, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

☐ Any trust with assets in excess of $5,000,000, not formed to acquire the securities offered, whose purchase is directed by a sophisticated person; or

☐ Any entity in which all of the equity owners are “accredited investors” meeting one or more of the above tests.

AND

C.	INSTITUTIONAL ACCOUNT STATUS

(Please check the applicable subparagraphs):

☐	We are an “institutional account” (as defined in FINRA Rule 4512(c)).

This page should be completed by each Investor and constitutes a part of the Subscription Agreement.

EXHIBIT A

CERTIFICATE OF DESIGNATIONS
OF
MOVANO INC.

SERIES A CONVERTIBLE PREFERRED STOCK

Movano Inc., a Delaware corporation (hereinafter called the “Corporation”), DOES HEREBY CERTIFY hereby certifies that the following resolution has been duly adopted by the Board of Directors of the Corporation (the “Board”) as required by Section 151 of the General Corporation Law of the State of Delaware (the “DGCL”):

NOW, THEREFORE, BE IT RESOLVED, that pursuant to the authority expressly granted to and vested in the Board by the provisions of Article FOURTH of the Certificate of Incorporation of the Corporation and Section 151(g) of the General Corporation Law of the State of Delaware (the “DGCL”), there is hereby created and designated a new series of preferred stock, par value $0.0001 per share, of the Corporation and there is hereby stated and fixed the number of shares constituting such series and the designation of such series and the powers (including voting powers), if any, of such series and the preferences and relative, participating, optional, special, or other rights, if any, and the qualifications, limitations, or restrictions, if any, of such series as follows:

1.	Designation; Number of Shares.

The designation of said series of the Preferred Stock shall be “Series A Convertible Preferred Stock” (the “Series A Preferred Stock”). The number of authorized shares of Series A Preferred Stock shall be 3,000.

2.	Dividend Rights.

The holders of Series A Preferred Stock (“Holders” and each, a “Holder”) shall be entitled to receive as, when, and if declared by the Board of Directors, out of funds legally available therefor, dividends at an annual rate equal to 8.0% of the Original Series A Issue Price per share for each of the then outstanding shares of Series A Preferred Stock, calculated on the basis of a 360-day year consisting of twelve 30-day months, compounding annually. Such dividends shall begin to accrue and shall accumulate (to the extent not otherwise declared and paid as set forth above) on each share of Series A Preferred Stock, from the date of issuance of such share of Series A Preferred Stock (the “Original Issue Date”), whether or not declared. So long as any shares of Series A Preferred Stock are outstanding, no dividends shall be paid or declared and set apart for payment upon the Junior Securities by the Corporation.

3.	Liquidation Rights.

(a) In the event of any liquidation, dissolution, or winding up of the Corporation, either voluntary or involuntary (a “Liquidation Event”), the Holders shall be entitled to receive on a pari passu basis, prior and in preference to any distribution of any of the assets of the Corporation to the holders of the Corporation’s common stock, par value $0.0001 per share (“Common Stock”) or any other series of the Corporation’s preferred stock that is junior to the Series A Preferred Stock (collectively, the “Junior Securities”), the greater of (i) an amount per share equal to $1,000 for each outstanding share of Series A Preferred Stock (the “Original Series A Issue Price”), plus an amount equal to all accrued but unpaid dividends thereon, and (ii) such amount per share as would have been payable had all Shares of Series A Preferred Stock been converted into Common Stock pursuant to Section 5(a) hereof immediately prior to such Liquidation Event; provided, however, that the Series A Preferred Stock must be tendered for cancellation in connection with a payment pursuant to a Sale of the Corporation. If upon the occurrence of such event, the assets and funds thus distributed among the Holders and the Series A Preferred Stock shall be insufficient to permit the payment to such Holders of the full aforesaid preferential amounts, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the Holders in proportion to the preferential amount each such Holder is otherwise entitled to receive.

(b) Upon the completion of the distribution required by subparagraph (a) of this Section 3 and any other distribution that may be required with respect to any other series of preferred stock that may from time to time come into existence, the remaining assets of the Corporation available for distribution to stockholders shall be distributed among the holders of Junior Securities.

4.	Voting Rights.

The Holders shall vote with holders of the Common Stock, and with any other shares of preferred stock that vote with the Common Stock, with each Holder being entitled to a number of votes equal to the number of shares of Common Stock to which such Holder would be entitled upon the conversion of its Series A Preferred Stock after giving full effect to the Beneficial Ownership Limitation subject to, and in accordance with, Section 5. Fractional votes, however, shall not be permitted and any fractional voting rights resulting from the above with respect to any Holder shall be rounded upward to the nearest whole number unless such rounding would result in the Beneficial Ownership Limitation being surpassed, in which case, fractional votes shall be rounded downwards to the nearest whole number. For so long as any shares of Series A Preferred Stock shall be outstanding, the Corporation shall not, without the vote or consent of the holders of at least a majority in voting power of the then outstanding shares of Series A Preferred Stock, voting separately as a single class, amend, alter, or repeal any provision of the Corporation’s certificate of incorporation if such amendment, alteration, or repeal would alter or change the powers, preferences or relative, participating, optional, special, or other rights of the Series A Preferred Stock or the qualifications, limitations, or restrictions of the Series A Preferred Stock so as to affect them adversely.

5.	Conversion Rights.

The Holders shall have conversion rights as follows (the “Conversion Rights”):

(a) Optional. Each share of Series A Preferred Stock shall be convertible, at the option of the Holder thereof, at any time. The number of shares of Common Stock to which a Holder shall be entitled upon conversion shall be the product obtained by multiplying the Conversion Rate of the Series A Preferred Stock (determined as provided in Section 5(c) below) by the number of shares of Series A Preferred Stock being converted (with any fractional shares being rounded up to the nearest whole share). Such conversion shall be deemed to have been made immediately prior to the close of business on the date of the surrender of the certificate or certificates representing the shares of Series A Preferred Stock to be converted in accordance with the procedures described in Section 5(d) below (the “Conversion Date”).

(b) Automatic. Immediately following the Effective Time (as such term is defined in the Agreement and Plan of Merger by and among the Corporation, Thor Merger Sub Inc. and Corvex, Inc., each share of Series A Preferred Stock shall automatically convert into shares of Common Stock. The number of shares of Common Stock to which a Holder shall be entitled upon conversion shall be the product obtained by multiplying the Conversion Rate of the Series A Preferred Stock (determined as provided in Section 5(c) below) by the number of shares of Series A Preferred Stock being converted (with any fractional shares being rounded up to the nearest whole share).

(c) Conversion Rate. Subject to the provisions of this Section 5, the conversion rate in effect at any time with respect to a share of Series A Preferred Stock (the “Conversion Rate”) shall be the quotient obtained by dividing the Original Series A Issue Price, plus an amount equal to all accrued but unpaid dividends thereon, by the Conversion Price. The “Conversion Price” shall initially be $5.50 and shall be subject to adjustments as set forth in this Section 5.

(d) Mechanics of Conversion. Before any Holder shall be entitled to receive certificates representing the shares of Common Stock into which shares of Series A Preferred Stock are converted in accordance with Section 5(a) or 5(b) above, such Holder shall surrender the certificate or certificates for such shares of Series A Preferred Stock duly endorsed at (or in the case of any lost, mislaid, stolen or destroyed certificate(s) for such shares, deliver an affidavit as to the loss of such certificate(s), in such form as the Corporation may reasonably require) the office of the Corporation or of any transfer agent for the Series A Preferred Stock, and shall give written notice to the Corporation at such office of the name or names in which such Holder wishes the certificate or certificates for shares of Common Stock to be issued, if different from the name shown on the books and records of the Corporation. Said conversion notice shall also contain such representations as may reasonably be required by the Corporation to the effect that the shares to be received upon conversion are not being acquired and will not be transferred in any way that might violate the then applicable securities laws. The Corporation shall, as soon as practicable thereafter and in no event later than three (3) business days after the delivery of said certificates, issue and deliver at such office to such Holder, or to the nominee or nominees of such Holder as provided in such notice, a certificate or certificates for the number of shares of Common Stock to which such Holder shall be entitled as aforesaid. The person or persons entitled to receive the shares of Common Stock issuable upon a conversion pursuant to Section 5(a) or 5(b) shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of the Conversion Date. For the avoidance of doubt, accumulated and unpaid dividends on shares of Series A Preferred Stock shall not be required to be paid upon conversion and upon such conversion any and all rights to such accumulated and unpaid dividends shall be cancelled and forfeited. All certificates issued upon the exercise or occurrence of the conversion shall contain a legend governing restrictions upon such shares imposed by law or agreement of the Holder or his or its predecessors.

(e) Conversion Limitations.

(i) Notwithstanding anything to the contrary contained in this Certificate of Designations, prior to the Corporation’s receipt of the Required Approval, the Corporation shall not effect any conversion of shares of Series A Preferred Stock held by a Holder, and a Holder shall not have the right to convert any shares of Series A Preferred Stock, pursuant to this Section 5 or otherwise to the extent that after giving effect to such issuance the Holder with its Affiliates would beneficially own in excess of 19.99% of the outstanding shares of Common Stock. To the extent that the limitation contained in this Section 5(e)(1) applies, the determination of whether share of Series A Preferred Stock are convertible shall be made in good faith in the sole discretion of the Corporation. “Required Approval” means such approval of the Corporation’s stockholders as is necessary under the rules and regulations of NASDAQ (including NASDAQ Rule 5635(b)) to permit the issuance of shares of Common Stock issuable upon conversion of the Series A Preferred Stock.

(ii) The Corporation shall not effect any conversion of shares of Series A Preferred Stock held by a Holder, and a Holder shall not have the right to convert any shares of Series A Preferred Stock, pursuant to this Section 5 or otherwise, to the extent that after giving effect to such issuance after conversion, the Holder (together with the Holder’s Affiliates (as defined below), and any other persons acting as a group together with the Holder or any of the Holder’s Affiliates), would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its Affiliates shall include the number of shares of Common Stock issuable upon conversion of such Holder or any of its Affiliate’s shares of Series A Preferred Stock up to the Beneficial Ownership Limitation, but shall exclude the number of shares of Common Stock which would be issuable upon (i) conversion of the remaining shares of Series A Preferred Stock beneficially owned by the Holder or any of its Affiliates and (ii) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Corporation (including, without limitation, any other common stock equivalents) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its Affiliates. Except as set forth in the preceding sentence, for purposes of this Section 5(e), beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations promulgated thereunder. To the extent that the limitation contained in this Section 5(e) applies, the determination of the extent to which a Holder’s shares of Series A Preferred Stock (in relation to other securities owned by the Holder together with any Affiliates) are convertible shall be in the sole discretion of the Holder, and the submission of a notice of conversion shall be deemed to be the Holder’s determination of whether such Holder’s shares of Series A Preferred Stock are convertible (in relation to other securities owned by the Holder together with any Affiliates), in each case subject to the Beneficial Ownership Limitation, and the Corporation shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 5(e), in determining the number of outstanding shares of Common Stock, Holder may rely on the number of outstanding shares of Common Stock as reflected in (A) the Corporation’s most recent periodic or annual report filed with the U.S. Securities and Exchange Commission (the “SEC”), as the case may be, (B) a more recent public announcement by the Corporation or (C) a more recent written notice by the Corporation or the Corporation’s transfer agent setting forth the number of shares of Common Stock outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Corporation, including shares of Series A Preferred Stock, by the Holder or its Affiliates since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of the shares of Series A Preferred Stock being converted. The Holder, upon not less than 61 days’ prior notice to the Corporation, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 5(e). Any such increase or decrease will not be effective until the 61st day after such notice is delivered to the Corporation. The limitations contained in this paragraph shall apply to a successor holder of this Warrant. “Affiliate” means any person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a person as such terms are used in and construed under Rule 405 under the Securities Act of 1933.

(f) Conversion Price Adjustments of Preferred Stock for Splits and Combinations. The Conversion Price and the Automatic Conversion Price of the Series A Preferred Stock shall be subject to adjustment from time to time as follows:

(i) In the event the Corporation should at any time or from time to time after the Original Issue Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or common stock equivalents without payment of any consideration by such holder for the additional shares of Common Stock or common stock equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price and the Automatic Conversion Price of the Series A Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such common stock equivalents.

(ii) If the number of shares of Common Stock outstanding at any time after the Original Issue Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price and the Automatic Conversion Price for the Series A Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

(g) Other Distributions. In the event the Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights, then, in each such case for the purpose of this Section 5(g), the Holders shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Series A Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

(h) Recapitalizations and Mergers. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, common stock dividend, combination or sale of assets transaction provided for elsewhere in this Section 5 or Section 3) or, subject to Section 3, merger in which the Corporation is not the surviving corporation (a “Transaction”), provision shall be made so that the Holders or the other shares into which such shares are converted shall thereafter be entitled to receive upon conversion of the Series A Preferred Stock or the other shares into which such shares are converted the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled in connection with such Transaction. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the Holders after the Transaction to the end that the provisions of this Section 5 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Series A Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

(i) No Impairment. The Corporation shall not, by amendment of its Certificate of Incorporation or Bylaws or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but shall at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the Holders against impairment.

(j) Certificate Regarding Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 5, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each Holder a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any Holder, furnish or cause to be furnished to such Holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price and the Conversion Rate at that time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property that at that time would be received upon the conversion of Series A Preferred Stock.

(k) Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities other than Series A Preferred Stock for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, any common stock equivalents or any right to subscribe for, purchase, or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right other than to vote or to receive notice of a meeting (which shall be given to the Holders in accordance with applicable law), the Corporation shall mail to each Holder, at least twenty (20) and, in any event, no more than sixty (60) days before the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution, or rights, and the amount and character of such dividend, distribution, or rights.

(l) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall be insufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, the Corporation shall take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

6.	Notices.

Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to the Holders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation, or the bylaws may be given in writing directed to the stockholder’s mailing address (or by electronic transmission directed to the stockholder’s electronic mail address, as applicable) as it appears on the records of the Corporation and shall be given (1) if mailed, when the notice is deposited in the U.S. mail, postage prepaid, (2) if delivered by courier service, the earlier of when the notice is received or left at such stockholder’s address or (3) if given by electronic mail, when directed to such stockholder’s electronic mail address unless the stockholder has notified the Corporation in writing or by electronic transmission of an objection to receiving notice by electronic mail or the giving of notice by electronic transmission is otherwise prohibited by the DGCL.

7.	Waiver.

Any of the rights, powers, preferences and other terms of the Series A Preferred Stock set forth herein, including without limitation, any notice requirements may be waived (or shortened in the case of the time period for notices) on behalf of all Holders by the affirmative written consent or vote of the holders of at least a majority in voting power of the shares of Series A Preferred Stock then outstanding.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations to be made under the seal of the Corporation and signed and attested by its duly authorized officer on November 6, 2025.

MOVANO INC.

By:
	Name:	J Cogan
	Title:	Chief Financial Officer

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